EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan, as amended and restated of Esterline Technologies Corporation of our reports dated November 23, 2016 with respect to the consolidated financial statements of Esterline Technologies Corporation and the effectiveness of internal control over financial reporting of Esterline Technologies Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
February 10, 2017